Exhibit 99.1

Omeros Corporation Reports Third Quarter 2014 Financial Results

— Omidria™ U.S. Commercial Launch Planned for Early 2015 —

SEATTLE – November 10, 2014 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the third quarter of 2014, which include:

•	3Q 2014 net loss of $18.3 million, or $0.54 per share, which included $2.5 million ($0.07 per share) of non-cash expenses

•	Operating expenses of $17.3 million, primarily related to preparing for U.S. commercial launch of Omidria™ and advancing OMS824 and OMS721 clinical programs

•	The Center for Medicare and Medicaid Services (CMS) granted Omidria™ (phenylephrine and ketorolac injection) 1%/0.3% transitional pass-through reimbursement status effective January 1, 2015

“The clarity on pass-through reimbursement received from CMS has allowed us to solidify our U.S. commercialization plans for Omidria, and we appreciate both the agency’s collaborative process and its favorable decision,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “U.S. launch preparations are nearly complete and we look forward to making the drug available to surgeons and their patients in early 2015. The European approval process is also advancing, and we expect to receive CHMP’s opinion for Omidria before year-end. Additional near-term milestones for Omeros include thrombus data from the human ex vivo pathophysiologic system of aHUS and the release of preliminary results from our OMS721 Phase 2 clinical trial in thrombotic microangiopathies. We also look forward to re-activating enrollment in our OMS824 Phase 2 clinical program. The next few months – and the whole of 2015 – promise to be exciting times for Omeros and our shareholders.”

Third Quarter and Recent Highlights and Developments

•	CMS, the federal agency that administers the Medicare program, granted transitional pass-through reimbursement status to Omidria. Earlier this year, the U.S. Food and Drug Administration (FDA) approved Omidria broadly for use during cataract surgery or intraocular lens replacement. Transitional pass-through status allows for separate payment for new drugs and other medical technologies that meet specific clinical-value and cost requirements, permitting ambulatory surgery centers and other outpatient facilities to bill Medicare and other insurance providers for Omidria. The company expects pass-through reimbursement status to remain in effect for a period of two to three years, after which time CMS makes a new reimbursement determination. Pass-through status for Omidria will become effective on January 1, 2015, and reimbursement will be based on the product’s wholesale acquisition cost of $465 per single-use vial.

•	Preparations continued for the commercial launch of Omidria in the U.S., including securing an additional manufacturing source for Omidria and contracting for 20 additional field sales representatives, bringing the total number of representatives to 40. The Omidria sales force has already begun calling on surgeons, hospitals and ambulatory surgery centers in preparation for the planned U.S. launch in early 2015.

•	The company reported positive data using a Phase 2a derivative of OMS721, the company’s MASP-2 antibody program targeting the lectin pathway of the complement system, a key part of the immune response, in a well-established animal model of stroke. Omeros expects to be able to release data later this month on the effect of OMS721 on thrombus formation in a human ex vivo pathophysiologic system of aHUS using serum from aHUS patients both in the acute phase and in remission. The company also hopes to release preliminary data from its OMS721 Phase 2 clinical program before year end.

•	Announced that clinical trial enrollment for OMS824, the company’s PDE10 inhibitor in development for the treatment of cognitive disorders including Huntington’s disease and schizophrenia, was suspended in connection with an observation in a nonclinical study in rats at the maximum dose tested. The FDA has requested that Omeros further evaluate the nonclinical data from the study in rats, as well as from nonclinical studies conducted by the company that did not yield the observation, to characterize it more fully before the company can reinitiate clinical enrollment in its Phase 2 clinical program. Based on currently available data, Omeros does not believe that the observation in the rats is caused by OMS824. The company is continuing to work with the FDA and looks forward to re-activating OMS824 enrollment as soon as possible.

Financial Results

For the quarter ended September 30, 2014, Omeros reported a net loss of $18.3 million, or $0.54 per share, which includes noncash expenses of $2.5 million ($0.07 per share). This compares to a net loss of $13.9 million, or $0.46 per share, for the same period in 2013, including noncash expenses of $3.4 million ($0.11 per share).

Operating expenses for the three months ended September 30, 2014 were $17.3 million compared to $13.6 million for the same period in 2013. The increase was primarily related to preparing for the U.S. commercial launch of Omidria, manufacturing of drug material associated with the Phase 2 clinical trials evaluating OMS824 in Huntington’s disease, and clinical costs associated with the Phase 2 clinical trials evaluating OMS721 in complement-mediated thrombotic microangiopathies.

Revenue for the quarter ended September 30, 2014 was $214,000 compared to $196,000 for the same period in 2013. This increase was due to a rise in activity on NIH grant projects.

At September 30, 2014, Omeros had cash and cash equivalents and short-term investments of $21.8 million.

Management to Host Earnings Call Today at 4:30pm ET

To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 31107196. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 31107196.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at www.omeros.com and go to “Events” under the Investors section of the website. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, Omidria™ (phenylephrine and ketorolac injection) 1%/0.3%, has been approved by the FDA for use during cataract surgery or intraocular lens replacement (ILR) to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. Omeros is completing preparations for a planned U.S. product launch in early 2015. Omidria is currently under review for marketing approval by the European Medicines Agency. Omeros also has six clinical-stage development programs focused on: complement-related thrombotic microangiopathies; Huntington’s disease, schizophrenia, and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with effectiveness of Omidria™ sales and marketing efforts, Omidria market acceptance, product pricing and reimbursement, Omeros’ ability to obtain regulatory approval for its Marketing Authorization Application and to partner in the EU for the commercialization of Omidria, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, product commercialization, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue	$214	$196	$359	$1,431
Operating expenses:
Research and development	11,772	9,420	36,196	26,111
Selling general and administrative	5,574	4,210	14,196	11,934

Total operating expenses	17,346	13,630	50,392	38,045

Loss from operations	(17,132)	(13,434)	(50,033)	(36,614)
Investment income	3	2	10	10
Interest expense	(944)	(592)	(2,555)	(1,768)
Other income (expense), net	(254)	154	(382)	421

Net loss	$(18,327)	$(13,870)	$(52,960)	$(37,951)

Basic and diluted net loss per share	$(0.54)	$(0.46)	$(1.61)	$(1.36)

Weighted-average shares used to compute basic and diluted net loss per share	34,005,642	29,844,507	32,945,346	27,984,133

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents and short-term investments	$21,780	$14,101
Total assets	25,294	16,535
Total notes payable	32,542	20,498
Total current liabilities	14,397	11,873
Accumulated deficit	(307,333)	(254,373)
Total shareholders’ deficit	(26,589)	(18,384)